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                              CONFIDENTIALITY AGREEMENT


February 12, 1997

Champion Road Machinery Limited
160 Maitland Road
Goderich, Ontario
N7A 3Y6

Dear Sirs:

Volvo Construction Equipment NV (the "Purchaser") has requested information relating to Champion Road Machinery Limited (the "Corporation") in connection with its possible interest in a purchase of securities of the Corporation or any other business combination with the Corporation (each, a "Transaction"). All information furnished to the Purchaser or any affiliate of the Purchaser or their respective agents (including officers and directors of the Purchaser and of affiliates of the Purchaser), representatives (including lawyers, accountants and financial advisors) or employees (collectively, "Representatives") which contains or reflects information which is either non-public, confidential or proprietary in nature is hereinafter referred to as the "Information". In consideration of the mutual covenants contained herein (and other good and valuable consideration the receipt and adequacy of which are hereby expressly acknowledged), the Corporation and the Purchaser agree as follows:

    PURCHASER COVENANTS

         CONFIDENTIALITY - The Information will be kept confidential and shall not, without the Corporation's prior written consent, be disclosed by the Purchaser or by its Representatives in any manner whatsoever, in whole or in part, and shall not be used by the Purchaser or its Representatives other than in connection with the Purchaser's evaluation of a possible Transaction. Moreover, the Purchaser agrees to reveal the Information only to those of the Purchaser's Representatives who need to know the Information for purposes of evaluating a possible Transaction, who are informed by the Purchaser of the confidential nature of the Information and who agree with the Purchaser to act in accordance with the terms and conditions of this Agreement. The Purchaser shall be responsible for any breach of this Agreement by a Representative.

         NON-DISCLOSURE - Without the prior written consent of the Corporation, except as required by law or as is necessary for purposes of the Purchaser formally initiating and completing a Transaction in accordance with applicable law or making

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         regulatory filings or submissions in preparation therefor, the
         Purchaser and its Representatives will not make any public disclosure of, or any announcement or statement with respect to, a potential Transaction or this Agreement, including without limitation, that discussions or negotiations are taking place or have taken place concerning a possible Transaction involving the Purchaser and the Corporation or its affiliates or shareholders or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, nor disclose to any person the fact that the Information has been made available, and, in particular, the Purchaser shall not communicate in any manner with any creditor of, supplier to or customer of, the Corporation or any of its affiliates or any agents or representatives of any of the foregoing in relation to any of the Information or any such potential Transaction.

         INFORMATION - All copies of the Information, including that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its Representatives, will be destroyed upon the Corporation's request (and we shall so certify).

         EXCEPTION - The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of non-authorized disclosure by the Purchaser or its Representatives, (ii) are received from an independent third party who, in the reasonable judgment of the Purchaser, had obtained the information lawfully and was under no obligation of confidentiality, (iii) were in the Purchaser's possession before it received such Information from the Corporation, or (iv) were independently developed by the Purchaser or on its behalf by personnel having no access to the Information at the time of independent development.

         NO WARRANTY - The Purchaser acknowledges that none of the Corporation or its affiliates, agents or advisors makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and each of such parties expressly disclaims any and all liability that may be based on the Information, errors therein or omissions therefrom. The Purchaser agrees that it is not entitled to rely on accuracy or completeness of the Information and that it shall be entitled to rely solely on the representations and warranties made to it in any final agreement regarding a Transaction.
         REQUIRED DISCLOSURE - In the event that the Purchaser or anyone to whom the Purchaser transmits the Information pursuant to this Agreement become legally compelled to disclose any of the Information, the Purchaser will provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Corporation waives compliance with the provisions of this


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         Agreement, the Purchaser will furnish only that portion of the
         Information which it is advised by counsel is legally required and shall seek assurances that such Information so disclosed shall be accorded confidential treatment.

         NON-SOLICITATION OF EMPLOYEES - The Purchaser agrees that, without the Corporation's prior written consent, it will not for a period of two years from the date hereof directly or indirectly solicit for employment or employ any of the persons listed on Schedule "A" hereto who is employed by the Corporation or one of its subsidiaries at the time of such solicitation.

         STANDSTILL/NO ACQUISITION OF INTERESTS - The Purchaser and its associates and affiliates do not own (beneficially or otherwise) any securities of the Corporation at the date hereof. The Purchaser agrees that neither the Purchaser nor any of its associates or affiliates will directly, indirectly or jointly or in concert with any other person purchase, offer or agree to purchase or enter into any option to purchase any shares or assets of the Corporation or of any of the Corporation's affiliates or enter, offer or agree to enter into any acquisition or other business combination transaction relating to the Corporation or any of its affiliates, or propose any of the foregoing, unless such purchase, transaction, offer, agreement or proposal (i) shall have been previously approved by the Board of Directors of the Corporation, (ii) constitutes an offer to all holders of outstanding common shares of the Corporation to acquire all or any of the outstanding common shares from holders who accept such offer on a pro rata basis or acquisitions pursuant thereto, (iii) is in response to an offer by a party unrelated to the Purchaser to acquire in excess of 50% of the outstanding common shares of the Corporation by formal take-over bid or tender offer, or by merger, statutory arrangement, amalgamation or otherwise or to enter into any other business combination transaction involving the Corporation, or
         (iv) constitutes an offer, proposal or agreement with a shareholder or shareholders of the Corporation to acquire shares of the Corporation pursuant to the offer contemplated by clause (ii) hereof or in response to any offer by a party unrelated to the Purchaser contemplated by clause (iii) hereof.

    CORPORATION NON-DISCLOSURE - Except as required by any competent governmental or judicial authority or, on the advice of counsel, as required to comply with the rules of any applicable stock exchange, the Corporation shall not make any public disclosure of or disclosure to any person of, or any announcement or statement with respect to, a potential Transaction or this Agreement, including without limitation, that discussions or negotiations are taking place or have taken place concerning a possible Transaction involving the Purchaser and the Corporation or its affiliates or shareholders or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, without the prior written approval of the Purchaser. The Corporation will make every effort to assure confidential treatment of the identity of the Purchaser

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    and, in the event that the Corporation becomes legally compelled to, or any applicable stock exchange requires or requests the Corporation to, identify the Purchaser in the context of a potential Transaction or discussions or negotiations related thereto, the Corporation shall not do so before first making every effort to provide the Purchaser with the opportunity to negotiate or seek a legal remedy so as to keep confidential the identity of the Purchaser.

    SEVERABILITY - Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

    GOVERNING LAW - This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

    REMEDIES - The parties acknowledge that disclosure of the Information may cause significant damage and harm to the Corporation and its affiliates and subsidiaries and that disclosure in contravention of subsection 1(b) or section 2 hereof may cause significant damage and harm to the Corporation or the Purchaser, respectively, and that remedies at law may be inadequate to protect against breach of this Agreement, and each party hereby in advance agrees to the granting of injunctive relief in favour of the other party without proof of actual damages, in addition to any other remedy to which the other party may be entitled.

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    SURVIVAL - The confidentiality and non-use obligations described in this
    Agreement shall terminate 18 months from the date of this Agreement.

    WAIVER - It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

    NON-ASSIGNMENT - Any assignment of this Agreement by either party without the prior written consent of the other party shall be void.

    ENTIRE AGREEMENT - This Agreement contains the entire agreement between the parties concerning confidentiality of the Information, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each of the parties.

    COUNTERPARTS - This Agreement may be executed and delivered in counterparts, each of which when executed and delivered shall be deemed to be an original and both of which together shall be deemed to constitute one and the same instrument.

If the terms and conditions of this letter are acceptable to the Corporation please so indicate by executing and returning the enclosed copy hereof to the undersigned prior to February 13, 1997.

Yours truly,

VOLVO CONSTRUCTION EQUIPMENT NV


By:
    Michael J. Mudler
    Senior Vice-President
    Finance and Administration



Agreed and accepted this 12 day of February, 1997.

CHAMPION ROAD MACHINERY LIMITED


By:

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                                     SCHEDULE "A"


OFFICERS
--------

Art Church
Scott Hall
Dennis Vollmershausen
Dave Million
Kelly Majeskie
Wayne Mason
Bill Legge
Paul Perras
Dave Ross


OTHER
-----

Scotty Kirkwood
Alan MacNamara
Ernie Palango
Ed Gooyers
Dave Harburn
Nibaldo Urzua
Scott Fisher
Hugh Latimer
Geoff Bedford
Tony Lopes
Mark Glassford
Denis Kuperschmidt
Bill Fritzley